CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	September 15, 2011
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. JOINS SMALL BUSINESS
LENDING FUND, PAYS OFF TARP

Dubuque, IA, Thursday, September 15, 2011 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has received an investment of $81.7 million from the U.S. Department of the Treasury (“Treasury”) by issuing preferred stock under the Small Business Lending Fund (“SBLF”). The SBLF is a $30 billion voluntary program designed to encourage small business lending by providing capital to selected community banks.

Simultaneously with the receipt of the SBLF funds, Heartland redeemed the $81.7 million of preferred stock issued to Treasury in December 2008 under the Capital Purchase Program (“CPP”), a part of the Troubled Asset Relief Program (“TARP”). In addition to the full redemption of the CPP investment, Heartland paid a total of $11.2 million in dividends to Treasury during the period the investment was outstanding. Treasury continues to hold a warrant to purchase 609,687 shares of Heartland's common stock at a price of $20.10 per share. Heartland is currently preparing a proposal to Treasury to initiate the process for repurchase of the warrant.

Lynn B. Fuller, Heartland's chairman, president and CEO commented, “We view the Small Business Lending Fund as a new avenue to fulfill our mission to promote economic development in our communities. We plan to intensify our efforts to partner with small businesses to stimulate growth and create new jobs through our lending programs.”

Based on information provided by Treasury, 932 institutions applied for SBLF participation. Only 382, or approximately 40 percent, were approved as of September 1, 2011. On September 14, 2011, Treasury announced that 191 of those approved had received funding.

Fuller commented, “Just as we were honored to be selected to participate in the TARP almost three years ago, we are likewise privileged to be among a relatively small number of very healthy banks selected for SBLF funding. “

The Small Business Lending Fund is available only to community banking institutions under $10 billion in asset size. The SBLF is designed for businesses with sales of up to $50 million and provides for a maximum loan amount of $10 million.

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The program's intent is to stimulate Main Street businesses and agri-business by emphasizing loans within four specific categories: Commercial and industrial loans; Loans secured by owner-occupied nonfarm, nonresidential real estate; Loans to finance agricultural production and other loans to farmers; and Loans secured by farmland.

Fuller said, “The loan sizes and categories defined for the SBLF are a perfect fit for the Heartland subsidiary banks. This definition captures a high percentage of the business and agricultural loans we already make.”

For Additional Information on the SBLF visit: www.treasury.gov/SBLF

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $4.0 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 61 banking locations in 42 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Forward Looking Statements
This release, and future oral and written statements of Heartland and its management, may contain forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward‐looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward‐looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10‐K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward‐looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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